Exhibit 99.1

HIVE DIGITAL TECHNOLOGIES LTD.

HIVE Reports Q1 2027 Revenue of $79.1 Million; Contracted GPU Cloud
ARR1 Reaches Approximately $110 million

This news release constitutes a "designated news release" for the purposes of the Company's amended and restated prospectus supplement dated June 16, 2026 to its short form base shelf prospectus dated October 31, 2025.

San Antonio, TX, August 15, 2026 - HIVE Digital Technologies Ltd. (TSX: HIVE) (Nasdaq: HIVE) (BVC: HIVECO) (the "Company" or "HIVE"), a global leader in sustainable data center infrastructure, today announced its results for the first quarter of fiscal 2027, ended June 30, 2026 (all amounts in US dollars, unless otherwise indicated).

Q1 FY2027 Financial Highlights

• Total Revenue: $79.1 million, up 73.5% year-over-year and 10.2% sequentially reflecting strong contributions from both its digital currency mining and high-performance computing (HPC) business.

• Digital Currency Revenue: $72.1 million, up 76.6% year-over-year and 7.3% sequentially driven by higher Bitcoin production. 1,004 Bitcoin were received as rewards during the period, up 147% year-over-year from 406 Bitcoin received in fiscal Q1 2026, driven by the significant expansion of HIVE's average operational hashrate to 24.0 EH/s compared with 8.7 EH/s in fiscal Q1 2026.

• HPC Revenue: BUZZ HPC revenue was $7.1 million, up 46.7% year-over-year and 52.1% sequentially, driven by the deployment of an NVIDIA B200 GPU cluster at its Manitoba, Canada, site, as well as strong demand and pricing across GPU marketplaces.

• Gross Operating Margin2: $24.2 million (30.6% of revenue), up from $17.5 million (24.4%) in fiscal Q4 2026. See the calculation of gross operating margin included below in this press release.

• SG&A: $9.0 million, down from $9.4 million in fiscal Q4 2026. There is a year-over-year increase from $5.8 million in Q1 FY2026 primarily reflected investments to support the continued growth of HIVE's HPC business and BUZZ team.

• GAAP Net Loss: $142.9 million, driven primarily by non-cash charges: a $84.7 million provision for regulatory liabilities, $53.7 million of depreciation expense, $7.1 million of share-based compensation, and a $7.1 million change in fair value of derivatives.

Exhibit 99.1

• Adjusted EBITDA2: $13.4 million or 17.0% of total revenue.

• Liquidity: $208.0 million of cash and cash equivalents and $11.2 million of digital currencies as of June 30, 2026.

AI and HPC Growth

• Scaling Contracted GPU Cloud Revenue: HIVE increased its active and contracted GPU Cloud ARR to approximately $110 million, driven by its approximately $225 million, threeyear sovereign AI agreement with Bell AI Fabric supporting Cohere, which adds $75 million ARR to the approximately $35 million of GPU Cloud ARR currently live. The agreement covers the deployment of 2,304 NVIDIA GB200 NVL72 GPUs and builds on HIVE's existing GPU Cloud platform. HIVE is targeting approximately $200 million of GPU Cloud ARR by the fourth quarter of calendar 2026, subject to market conditions and successful deployment.

• Expanding the HPC Pipeline: In addition to approximately $110 million of contracted GPU Cloud ARR, HIVE has signed an LOI for long-term colocation at its 32 MW Big Boden facility in Sweden, representing approximately $45 million of potential annual colocation revenue. Including this potential opportunity, HIVE's HPC ARR pipeline totals approximately $155 million. Beyond calendar 2026, HIVE's Tier-III development pipeline, including 70 MW in New Brunswick, Toronto, Little Boden and the planned 320 MW GTA Gigafactory, supports a longer-term target of approximately $700 million of total HPC ARR by year-end 2028.

• Expanding Power Capacity and Capital Allocation Flexibility: HIVE currently operates approximately 440 MW of global power capacity and expects its energized footprint to reach approximately 540 MW following the planned energization of an additional 100 MW PPA at Yguazú in the fourth quarter of calendar 2026. The additional capacity is currently unallocated, providing HIVE with flexibility to deploy power toward the opportunities it believes offer the most attractive returns across hashrate services, AI, and highperformance computing workloads.

Swedish VAT Matter

During the quarter, the Company recorded a non-cash provision of $84.7 million relating to previously disclosed and contested VAT assessments by the Swedish Tax Authority ("STA") involving the Company's Swedish subsidiaries. The assessments primarily relate to the deductibility of input VAT associated with equipment and other expenditures used in the Company's hashrate services operations, including ASIC mining equipment, for periods beginning in 2023.

Exhibit 99.1

The Company has contested the STA's assessments and continues to pursue the legal remedies available to it, including appeals through the Swedish administrative court system. While the provision has been recognized in accordance with U.S. GAAP following recent adverse Court of Appeal judgments, the Company continues to dispute the underlying tax assessments and believes it has grounds to pursue its position through the remaining appeals process.

HIVE has maintained operations in Sweden for several years and believes it has been a responsible long-term participant in the communities in which it operates. Over the past five years, the Company estimates that it has paid more than US$50 million in Sweden through taxes and other government-related charges, including taxes associated with electricity consumption and income taxes. The disputed VAT assessments are separate from these amounts and relate specifically to the tax treatment of expenditures associated with the Company's hashrate services operations.

Darcy Daubaras, HIVE's CFO, commented: "We have operated in Sweden since 2018 and believe we have been responsible stewards of capital and constructive participants in the communities where we operate. During the past five years, HIVE has paid more than US$50 million in taxes and other government-related charges in Sweden in the normal course of our operations. The VAT assessments underlying this quarter's provision represent a specific and contested tax matter related to our hashrate services operations. While we have appropriately reflected the provision in our financial statements under U.S. GAAP, we continue to dispute the underlying assessments and intend to pursue the legal remedies available to us."

Management Insights

Frank Holmes, Co-Founder and Executive Chairman, stated: "HIVE was an early mover among digital asset miners in recognizing the opportunity to repurpose our GPU expertise for high-performance computing and AI. That decision was not a recent pivot. We have spent years building the technical expertise, operating experience and infrastructure required to manage GPU compute at scale, and today that foundation is positioning HIVE to play an increasingly important role in Canada's emerging sovereign AI ecosystem.

Canada has a unique opportunity to become a global leader in sovereign AI, with world-class AI talent, abundant renewable energy and growing demand for domestic compute infrastructure. Through BUZZ, we are bringing those advantages together by building and operating Canadian AI infrastructure powered by 100% renewable energy.

What began as an extension of our GPU computing expertise has evolved into a significant growth platform for HIVE. With our expanding GPU Cloud business, our relationship with Bell AI Fabric supporting Cohere, and our growing Tier-III development pipeline, we believe HIVE is exceptionally well positioned to help build the infrastructure that will power Canada's AI economy."

Exhibit 99.1

Aydin Kilic, President & CEO, stated: "We are marching towards our year-end target of $200 million ARR for our GPU cloud business by the end of 2026. Building on approximately $35 million of live GPU Cloud ARR today (approximately $97,000 current daily revenue from 5,500 GPUs), this quarter we increased contracted GPU Cloud ARR by $75 million through our approximately $225 million, three-year sovereign AI agreement with Bell AI Fabric supporting Cohere with 2,304 GB200 GPUs. This brings our active and contracted GPU cloud revenue to approximately $110 million of annual run-rate revenue, from approximately 7,800 GPUs.

Beyond GPU Cloud, our signed LOI for long-term colocation at our 32 MW Big Boden facility in Sweden represents approximately $45 million of potential annual colocation revenue. Including this opportunity, our HPC and AI ARR pipeline represents approximately $155 million, providing a clear path toward our target of approximately $200 million GPU Cloud ARR by the fourth quarter of calendar 2026. Notably, BUZZ delivered strong growth in the first fiscal quarter, with HPC revenue increasing 52% sequentially to $7.1 million, driven by the continued ramp of our GPU Cloud platform"

Darcy Daubaras, CFO, stated: "This first quarter of fiscal 2027 demonstrated the increasing scale and underlying operating strength of HIVE's business. Revenue grew 73% year-overyear to $79.1 million, while gross operating margin increased 53% to $24.2 million, and we returned to positive Adjusted EBITDA of $13.4 million. Importantly, our reported net loss was significantly impacted by non-cash items, including the $84.7 million provision related to the ongoing Swedish VAT matter. We also ended the quarter with $208 million of cash, positioning HIVE to fund its next phase of growth from a position of financial strength as we continue to invest in the expansion of our HPC and AI infrastructure platform."

Quarterly ATM Sales Report

For the three-month period ended June 30, 2026, the Company issued 9,855,902 common shares (the "November 2025 ATM Shares") pursuant to the at-the-market offering commenced in November 2025 (the "November 2025 ATM Equity Program") for gross proceeds of approximately $31.1 million. The November 2025 ATM Shares were sold at prevailing market prices, for an average price per November 2025 ATM Share of $3.16 (C$4.37). Pursuant to the November 2025 ATM Equity Program, a cash commission of $0.9 million on the aggregate gross proceeds raised was paid to the sales agents in connection with its services under the November 2025 ATM Equity Program.

Conference Call Information

HIVE will hold its fiscal Q1 2027 earnings call on Monday, August 17 at 8:00 AM ET. To participate in this event, please log on or dial in approximately 5 minutes before the call.

Exhibit 99.1

Date: August 17, 2026

Time: 8:00 AM ET

Webcast: Registration link here

Dial-in: Provided after registration

Notes

1 The term "ARR" refers to the Company's run rate revenue calculated on an annualized basis. As context dictates, the Company calculates ARR by: (i) multiplying the revenue realized per week times 52 weeks per year, (ii) multiplying the realized revenue per day times 365 days per year, or (iii) multiplying the per quarter data times four quarters per year. Projections of ARR may be unreliable as a predictor of future results because such projections typically do not incorporate the possibility of subsequent cancellations, discounts or downgrades in services.

2 Adjusted EBITDA and gross operating margin are non-GAAP financial measures. Refer to the section titled "Non-GAAP Financial Measures" below for a discussion of how we use non-GAAP measures and for a reconciliation to the nearest comparable GAAP measure.

About HIVE Digital Technologies Ltd.

Founded in 2017, HIVE Digital Technologies Ltd. was among the first publicly listed companies to prioritize mining digital assets powered by green energy. Today, HIVE builds and operates next-generation Tier-I and Tier-III data centers across Canada, Sweden, and Paraguay, serving both hashrate and high-performance computing clients.  HIVE's twin-turbo engine infrastructure-driven by hashrate services and GPU-accelerated AI computing-delivers scalable, environmentally responsible solutions for the digital economy.

For more information, visit hivedigitaltechnologies.com, or connect with us on:

X: https://x.com/HIVEDigitalTech

YouTube: https://www.youtube.com/@HIVEDigitalTech

Instagram: https://www.instagram.com/hivedigitaltechnologies/

LinkedIn: https://linkedin.com/company/hiveblockchain

On Behalf of HIVE Digital Technologies Ltd.

"Frank Holmes"
Executive Chairman

For further information, please contact:

Exhibit 99.1

Nathan Fast, Director of Marketing and Branding Frank Holmes, Executive Chairman Aydin Kilic, President & CEO

Tel: (604) 664-1078

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this news release.

Forward-Looking Information

Except for the statements of historical fact, this news release contains "forward-looking information" within the meaning of the applicable Canadian and United States securities legislation and regulations that is based on expectations, estimates and projections as at the date of this news release, and are covered by safe harbors under Canadian and US securities laws. "Forward-looking information" in this news release includes but is not limited to: the expansion of our HPC pipeline in New Brunswick, Sweden, and Toronto, their potential, the timing of becoming operational; the planned expansion in Paraguay; business goals and objectives of the Company, including its target hashrate and HPC ARR milestones and the costs to achieve the milestones; the results of operations for the three months ended June 30, 2026; the expected costs of maintaining and growing its operations; financial information related to annualized run rate; the acquisition, deployment and optimization of the hashrate fleet and equipment; the continued viability of its existing hashrate services operations; the receipt of government consents; and other forward-looking information concerning the intentions, plans and future actions of the parties to the transactions described herein and the terms thereon.

Factors that could cause actual results to differ materially from those described in such forward looking information include, but are not limited to: the inability to complete the expansion of the Paraguay facilities on an economic and timely basis and achieve the desired operational performance; the ongoing support and cooperation of local authorities and the Government of Paraguay; the volatility of the digital currency market; the Company's ability to successfully earn digital currency; the outcome of the tax dispute in Sweden; our dependence on significant customers for our HPC operations; the Company may not be able to profitably liquidate its current digital currency inventory as required, or at all; a material decline in digital currency prices may have a significant negative impact on the Company's operations; the regulatory environment for cryptocurrency in Canada, the United States and the countries where our hashrate facilities are located; economic dependence on regulated terms of service and electricity rates; the speculative and competitive nature of the technology sector; dependency on continued growth in blockchain and cryptocurrency usage; lawsuits and other legal proceedings and challenges; government regulations; including the rapidly evolving regulatory landscape surrounding HPC, AI and hashrate services; the global economic climate; dilution; future capital needs and uncertainty of additional financing, including the Company's ability to utilize the Company's ATM Program and the prices at which the Company may sell Common Shares in the ATM Program, as well as capital market conditions in general; risks relating to the strategy of maintaining and increasing Bitcoin holdings and the impact of depreciating Bitcoin prices on working capital; currency exchange risks; the ability of the Company to manage its planned growth and expansion; the ability to maintain reliable and economical sources of power to operate its facilities; the impact of energy curtailment or regulatory changes in the energy regimes in the jurisdictions in which the Company operates; protection of proprietary rights; network security risks; the ability of the Company to maintain properly working systems; reliance on key personnel; global economic and financial market deterioration impeding access to capital or increasing the cost of capital; share dilution resulting from the ATM Program and from other equity issuances; the construction and operation of facilities may not occur as currently planned, or at all; expansion may not materialize as currently anticipated, or at all; the digital currency market; revenue may not increase as currently anticipated, or at all; an increase in network difficulty may have a significant negative impact on operations; the risks of an increase in the Company's electricity costs, cost of natural gas, changes in currency exchange rates, energy curtailment or regulatory changes in the energy regimes in the jurisdictions in which the Company operates and the adverse impact on the Company's profitability; an inability to predict and counteract the effects of pandemics on the business of the Company, including but not limited to the effects of pandemics on the price of digital currencies, capital market conditions, restriction on labor and international travel and supply chains; and, the adoption or expansion of any regulation or law that will prevent the Company from operating its business, or make it more costly to do so; and other related risks as more fully set out in the Company's disclosure documents under the Company's filings at www.sec.gov/EDGAR and www.sedarplus.ca.

Exhibit 99.1

The forward-looking information in this news release reflects the Company's current expectations, assumptions, and/or beliefs based on information currently available to the Company. In connection with the forward-looking information contained in this news release, the Company has made assumptions about the Company's objectives, goals or future plans, the timing thereof and related matters. The Company has also assumed that no significant events occur outside of the Company's normal course of business. Although the Company believes that the assumptions inherent in the forward-looking information are reasonable, forward-looking information is not a guarantee of future performance, and accordingly, undue reliance should not be put on such information due to its inherent uncertainty. The Company disclaims any intention or obligation to update or revise any forward-looking information, whether because of new information, future events or otherwise, other than as required by law.

Exhibit 99.1

HIVE Digital Technologies Ltd. Condensed Interim Consolidated Balance Sheets (expressed in thousands of United States dollars) (Unaudited)

As at	June 30, 2026	March 31, 2026

Assets
Current assets
Cash and cash equivalents	$208,039	$23,113
Amounts receivable and prepaids, net	18,887	15,566
Derivative asset	30,994	606
Investments	10,858	9,741
Digital currencies	11,248	10,822
Total current assets	280,026	59,848

Property, plant and equipment, net	453,154	480,476
Long term receivables, net	2,051	2,147
Deposits, net	82,998	53,579
Right of use assets	106,411	43,096
Total assets	$924,640	$639,146

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$118,403	$27,045
Current portion of lease liability	12,216	12,368
Current portion of loans payable	1,460	1,460
Term loan	1,600	2,038
Current portion of mortgage payable	162	143
Warrant liability	2,154	413
Current income tax liability	7,059	10,968
Total current liabilities	143,054	54,435

Convertible loan - liability component	234,872	-
Loans payable	9,457	9,497
Lease liability	96,237	31,212
Mortgage payable	18,300	14,348
Deferred tax liability	21	295
Total liabilities	501,941	109,787

Equity
Share capital	-	-
Additional paid in capital	981,154	944,048
Accumulated other comprehensive income	6,762	7,621
Accumulated deficit	(565,217)	(422,310)
Total equity	422,699	529,359

Total liabilities and equity	$924,640	$639,146

Exhibit 99.1

HIVE Digital Technologies Ltd.
Condensed Interim Consolidated Statements of
(Loss) Income and Comprehensive (Loss) Income
(expressed in thousands of United States dollars except per share amounts)
(Unaudited)

	Three months ended
For the	June 30, 2026	June 30, 2025

Revenue from digital currency mining	$72,060	$40,797
High performance computing	7,060	4,814
	79,120	45,611

Cost of sales
Operating and maintenance costs	(53,877)	(28,983)
High performance computing service fees	(1,055)	(809)
Depreciation	(53,678)	(22,011)
	(29,490)	(6,192)

Net realized and unrealized (loss) gain on digital currencies	(809)	23,161

Operating expenses
Selling, general, administrative expenses	(9,021)	(5,750)
Foreign exchange (loss) gain	(2,874)	2,872
Stock-based compensation	(7,082)	(5,750)
Total operating expenses	(18,977)	(8,628)

Unrealized gain on investments	1,277	8,172
Change in fair value of derivatives	(7,062)	16,436
Non-cash provision for regulatory liabilities	(84,650)	-
Recovery of sales tax receivables	-	1,367
(Loss) gain on sale of equipment	(960)	1,312
Other income	675	325
Finance expense	(1,336)	(288)
(Loss) income from operations	(141,332)	35,665

Tax expense	(1,575)	(649)
Net (loss) income after tax	(142,907)	35,016

Other comprehensive income (loss)
Translation adjustment	(859)	1,856

Net (loss) income and comprehensive (loss) income	$(143,766)	$36,872

Basic (loss) income per share	$(0.54)	$0.19
Diluted (loss) income per share	$(0.54)	$0.18

Weighted average number of common shares outstanding
Basic	266,251,300	182,007,767
Diluted	266,251,300	192,827,179

Exhibit 99.1

HIVE Digital Technologies Ltd. Condensed Interim Consolidated Statements of Cash Flows (expressed in thousands of United States dollars) (Unaudited)

	Three months ended
As at	June 30, 2026	June 30, 2025

Cash flows from operating activities
Net (loss) income for the period	$(142,907)	$35,016
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities
Revenue recognized from digital currency mined	(72,060)	(40,797)
Proceeds from sale of digital currency	65,803	66,447
Revaluation of digital currency	809	(23,161)
Depreciation	53,678	22,011
Non-cash lease expense	4,966	2,484
Unrealized gain on investments	(1,277)	(8,172)
Change in fair value of derivatives	7,062	(16,436)
Non-cash provision for regulatory liabilities	84,650	-
Recovery of sales tax receivables	-	(1,367)
Loss (gain) on sale of mining assets	960	(1,312)
Income tax expense	1,575	649
Accretion on convertible debt	211	138
Share-based compensation	7,082	5,750
Interest expense	438	72
Unrealized foreign exchange	(540)	(2,832)
Lease payments on operating leases	(4,120)	(867)

Changes in non-working capital items
Amounts receivable and prepaids	(3,225)	(17,941)
Accounts payable and accrued liabilities	952	(9,454)
Net cash provided by operating activities	4,057	10,228

Cash flows from investing activities
Deposits on equipment	(27,527)	(15,978)
Purchases of investments	-	(126)
Proceeds on disposal of equipment	1,574	1,475
Purchase of equipment	(3,456)	(31,379)
Purchase of property	(14,745)	-
Payment of security deposits	(3,964)	(15,948)
Net cash used in investing activities	(48,118)	(61,956)

Cash flows from financing activities
Proceeds from exercise of options	-	738
Term loan payments	(411)	(410)
Shares offering	30,026	68,024
Repayment of loans	(216)	-
Repayment of acquisition loan payable	-	(15,500)
Issuance of debentures	199,163	-
Net cash provided by financing activities	228,562	52,852

Effects of exchange rate changes on cash	425	102

Net change in cash during the period	$184,926	$1,226

Cash and cash equivalents
Beginning of the period	23,113	23,375
End of the period	$208,039	$24,601

The accompanying notes are an integral part of these condensed interim consolidated financial statements.

Exhibit 99.1

Non-GAAP Financial Measures

The Company uses gross operating margin and Adjusted EBITDA as supplemental nonGAAP financial measures to assess its operating performance. Management believes these measures provide useful information in evaluating the underlying performance of the Company's operations and facilitating comparisons between periods.

These measures are not recognized measures under U.S. GAAP, do not have standardized meanings prescribed by U.S. GAAP and may not be comparable to similarly titled measures presented by other companies. They should not be considered in isolation or as substitutes for financial measures prepared in accordance with U.S. GAAP.

Gross Operating Margin

The Company believes that, in addition to conventional measures prepared in accordance with US GAAP, it is helpful to management, the board and investors to use the gross operating margin to evaluate the Company's performance and its ability to generate cash flows and service debt.  The gross operating margin is defined as total revenue less direct cash costs, being operating and maintenance costs and high-performance computing service fees.

Gross Operating Margin Calculation

Calculation of Gross Operating Margin: (in thousands)	Q1 2027	Q4 2026	Q3 2026	Q2 2026	Q1 2026
Revenue (1)	$79,120	$71,816	$93,111	$87,253	$45,611
Less: Operating and maintenance costs:	(53,877)	(53,597)	(60,084)	(44,065)	(28,983
HPC service fees:	(1,055)	(689)	(883)	(784)	(809
Gross Operating Margin	$24,188	$17,530	$32,144	$42,404	$15,819
Gross Operating Margin %	31%	24%	35%	49%	35%

Adjusted EBITDA

The Company uses EBITDA and Adjusted EBITDA as a metric that is useful to management, the board and investors for assessing its operating performance on a cash basis before the impact of non-cash items and acquisition-related activities.  EBITDA is net income or loss from operations, as reported in profit and loss, before finance income and expense, tax and depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for by removing other noncash items, including share-based compensation, finance expense, depreciation and one-time transactions.

Exhibit 99.1

Adjusted EBITDA Reconciliation

Calculation of EBITDA and Adjusted EBITDA

$ (in thousands)	Q1 2027	Q4 2026	Q3 2026	Q2 2026	Q1 2026
Net (loss) income (1)	$(142,907)	$(76,340)	$(91,327)	$(15,797)	$35,016
Add the impact of the following:
Finance expense	1,336	411	299	328	288
Depreciation	53,678	52,702	57,420	38,292	22,011
Tax expense	1,575	1,703	496	1,019	649
EBITDA	$(86,318)	$(21,524)	$(33,112)	$23,842	$57,964
Change in fair value of derivatives	7,062	5,307	31,571	2,264	(16,436)
Non-cash provision for regulatory liabilities	84,650	-	-	-	-
Provision on sales tax receivables	-	-	(1,548)	-	(1,367)
Impairment of receivable on sale of subsidiary	-	-	1,816	-	-
Gain on sale of mining assets	960	-	-	(48)	(1,312)
Share-based compensation	7,082	7,237	6,998	5,472	5,750
Adjusted EBITDA	$13,436	$(8,980)	$5,725	$31,530	$44,599